EXHIBIT 10.5

                                LETTER OF INTENT

                          RELATING TO THE FORMATION OF

                          EUROMAGNEGAS AND ASIAMAGNEGAS

         This Letter of Intent is a part of that certain Worldwide Exclusive Assignment, License and Royalty Agreement by and between Hadronic Press, Inc., and EarthFirst Technology, Inc. of equal date herewith to which Agreement this Letter of Intent is annexed as Exhibit _)

         THIS LETTER OF INTENT is entered into by and between Hadronic Press, Inc., 35246 US 19 No., PBM 115, Largo, Florida 34684 ("HPI" and USMAGNEGAS, Inc 35246 US Highway 19, North, Suite 115, Palm Harbor, Fl 34684, ("USM") (the "Letter")

         WHEREAS, jointly with this Letter, HPI has entered into that Worldwide Exclusive Assignment, License and Royalty Agreement relating to the Technology as that term is therein defined.

         WHEREAS, upon incorporation of either or both EuroMagneGas and AsiaMagneGas, USMAGNEGAS shall automatically amend its exclusive rights under the Worldwide Exclusive Assignment, License and Royalty Agreement such that HPI shall enter separate license agreements with each EuroMagneGas and AsiaMagneGas.

         WHEREAS, the Parties hereon now desire to specify certain factors relating to the formation of EuroMagneGas and AsiaMagneGas so as to provide for the automatic formation, licensing and funding of each.

         NOW THEREFORE, intending to be legally bound, in addition to certain portions of the Worldwide Exclusive Assignment, License and Royalty Agreement, USM and HPI now further agree on the following terms and conditions:

         1. Within three months following the execution of that Worldwide Exclusive Assignment, License and Royalty Agreement, USM shall incorporate EuroMagneGas in Manchester, England and AsiaMagneGas in Hong Kong, China, or some other place as both parties may mutually agree.

         2. Upon incorporation, EuroMagneGas and AsiaMagneGas shall enter individual license agreements directly with HPI according to the terms and conditions set forth in that certain Technology Exclusive License and Royalty Agreement except as such is modified in the Worldwide Exclusive Assignment, License and Royalty Agreement. There shall be no further action required on the part of either EuroMagneGas, AsiaMagneGas nor the parties to the Worldwide Exclusive

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Assignment, License and Royalty Agreement to cause for the execution and delivery of the individual HPI-EuroMagneGas and HPI-AsiaMagneGas License Agreements.

         3. At the time of incorporation 80% of the stock of EuroMagneGas and 80% of the stock of AsiaMagneGas will be issued to EarthFirst Technology, Inc. ("EFT") and the remaining 20% in each said company will be issued to HPI.

         4. Jointly with said Incorporation, USM will deliver to EuroMagneGas and separately to AsiaMagneGas, copies of all construction drawings on the Technology.

         5. USM, EuroMagneGas and AsiaMagneGas shall thereafter enter into an agreement of mutual collaboration, support and honor of their respective areas of exclusivity.

         6. USM shall pay the costs of incorporation of EuroMagneGas and AsiaMagneGas, and their maintenance.

         7. On or before six months from incorporation, corresponding to nine months from the date of execution of the Worldwide Exclusive Assignment, License and Royalty Agreement, EuroMagneGas and AsiaMagneGas shall receive complete working prototypes of PlasmaArcFlow total recyclers and sewage recyclers. USM shall bear all costs associated with this item 7.

         8. On or before six months from their incorporation, corresponding to nine months from the date of execution of Worldwide Exclusive Assignment, License and Royalty Agreement, EuroMagneGas and AsiaMagneGas shall formulate an operational plan for advertising marketing and sales promotions.

         9. On or before six months from their incorporation, corresponding to nine months from the date of this Agreement, EFT and HPI shall reach agreement for the funding of EuroMagneGas and AsiaMagneGas so as to support their operating plans for advertising, marketing and sales.

         10. In the event of lack of funding by EFT, EFT and HPI agree to capitalize EuroMagneGas and AsiaMagneGas via the sale of stock of these companies to interested investors.

         11. Upon incorporation through capitalization, Ruggero Santilli shall be nominated as President of EuroMagneGas and AsiaMagneGas. Leon Toups shall be the Executive Vice President and John Stanton shall be the Chairman of the Board of Directors.

         12. The initial Board of Directors of EuroMagneGas and AsiaMagneGas shall be John Stanton and Leon Toups on behalf of USM and Ruggero Santilli on behalf of HPI.


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         13.      Upon the proper incorporation of EuroMagneGas, EFT shall issue to HPI options to acquire 250,000 unregistered common EFT shares at the closing "bid" price of EFT's common shares on the date of this Agreement or a ate of $0.4375 per share (the closing "bid" price on July 5, 2000 of the EFT's publicly traded securities) wherein such Options shall have an exercise period of three years commencing on date of issuance.

         14. Upon the proper incorporation of AsiaMagneGas, EFT shall issue to HPI options to acquire 250,000 unregistered common EFT shares at the closing "bid" price of EFT's common shares on the date of this Agreement or rate of $0.4375 per share (the closing "bid" price on July 5, 2000 of the EFT's publicly traded securities) wherein such Options shall have an exercise period of three years commencing on date of issuance.

         IN WITNESS WHEREOF, the Parties have caused this instrument to be properly executed on the date first given above.

For Hadronic Press, Inc.                    For USMAGNEGAS, Inc.


/s/ CARLA SANTILLI                          /s/ LEON TOUPS
------------------------                    -------------------------------
Carla Santilli, President                   Leon Toups, President

                                            Ratified by its Chairman of the
                                            Board of Directors


                                            /s/ JOHN STANTON
                                            -------------------------------
                                            John Stanton


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